EXHIBIT   2.2

UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2005

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

September 30, 2005

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Mining and Metals Corporation have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Mining and Metals Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	September 30, 2005	December 31, 2004 (Audited)
ASSETS

Current
Cash and cash equivalents	$463,088	$447,613
Temporary investments	17,649,204	11,725,413
Receivables	587,508	583,418
Prepaid expenses and deposits	99,873	72,778

	18,799,673	12,829,222

Mineral interests (Note 3)	219,694	100

Equipment (Note 4)	199,822	196,369

	$19,219,189	$13,025,691

LIABILITIES

Current
Accounts payable and accrued liabilities	$386,885	$316,154

NON-CONTROLLING INTEREST (Note 5)	7,768,198	2,987,324

SHAREHOLDERS' EQUITY

Share capital (Note 6a)	27,926,715	24,801,137

Contributed surplus (Note 6c)	1,102,806	804,057

Deficit	(17,965,415)	(15,882,981)

	11,064,106	9,722,213

	$19,219,189	$13,025,691

Approved by the Directors:	"William Meyer"	"Robert Gayton"
	William Meyer	Robert Gayton

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended Sep. 30, 2005	Three Months Ended Sep. 30, 2004	Nine Months Ended Sep. 30, 2005	Nine Months Ended Sep. 30, 2004

Exploration costs, net of recovery (Note 3)	$234,777	$111,483	$587,246	$613,103

Administrative expenses
Accounting and audit	24,085	4,254	76,935	27,033
Advertising	1,522	4,022	5,524	12,028
Amortization of equipment	9,190	7,037	24,367	16,586
Consulting fees	77,545	83,408	249,948	199,701
Foreign exchange loss	75,900	151,150	7,150	173,242
Investor relations	61,616	48,198	175,625	143,727
Legal	44,234	6,144	90,881	12,434
Listing, filing and transfer agents	31,959	852	78,419	33,707
Management fees	3,820	21,903	10,415	24,851
Office and miscellaneous	27,447	14,037	112,232	38,798
Property investigation	85,396	17,902	151,554	72,802
Rent	53,685	79,368	173,865	144,656
Salaries and benefits	137,099	59,898	338,138	132,038
Stock based compensation (Notes 2 and 6d)	44,000	133,951	296,249	632,010
Telephone	7,354	4,717	18,411	9,051
Travel and transportation	20,976	11,009	73,200	29,375

	705,828	647,850	1,882,913	1,702,039

Operating loss	(940,605)	(759,333)	(2,470,159)	(2,315,142)

Other income (loss)
Write down of temporary investments	(500)	-	(1,500)	-
Interest and sundry income	49,829	69,081	182,306	91,549

Loss for the period before non-controlling interest	(891,276)	(690,252)	(2,289,353)	(2,223,593)

Non-controlling interest (Note 5)	139,058	-	206,919	-

Loss for the period	(752,218)	(690,252)	(2,082,434)	(2,223,593)

Deficit, beginning of period	(17,213,197)	(14,444,660)	(15,882,981)	(12,757,019)

Cumulative effect of a change in an accounting policy (Note 2)	-	-	-	(154,300)

Deficit, end of period	$(17,965,415)	$(15,134,912)	$(17,965,415)	$(15,134,912)

Loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.07)

Weighted average number of common shares
outstanding - basic and diluted	35,774,499	30,340,151	35,608,420	30,059,930

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statement of Cash Flows
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended Sep. 30, 2005	Three Months Ended Sep. 30, 2004	Nine Months Ended Sep. 30, 2005	Nine Months Ended Sep. 30, 2004

Cash flows from (used in) operating activities
Loss for the period	$(752,218)	$(690,252)	$(2,082,434)	$(2,223,593)
Adjustment for items not involving cash:
- amortization of equipment	9,190	7,037	24,367	16,586
- stock based compensation	44,000	133,951	296,249	632,010
- non-controlling interest in loss	(139,058)	-	(206,919)	-
- non-cash recovery of exploration costs	(15,000)	-	(36,000)	-
- write down of temporary investments	500	-	1,500	-
Change in non-cash working capital items:
- sundry receivable	(35,907)	(114,402)	(4,091)	16,390
- prepaid expenses and deposits	(16,415)	64,731	(27,094)	10,378
- accounts payable and accrued liabilities	120,410	(122,004)	70,731	(102,937)

	(784,498)	(720,939)	(1,963,691)	(1,651,166)

Cash flows from financing activities
Shares issued for cash	2,733,850	370,302	3,054,580	721,759
Minco Silver warrants issued for cash (Note 6(e))	-	-	5,061,291	-

	2,733,850	370,302	8,115,871	721,759

Cash flows from (used in) investing activities
Acquisition of equipment	(16,881)	(5,384)	(27,820)	(104,911)
Acquisition of mineral interests	(219,594)	-	(219,594)	-
Decrease (increase) in temporary investments	(2,104,116)	(2,687,497)	(5,889,291)	1,130,916

	(2,340,591)	(2,692,881)	(6,136,705)	1,026,005

Increase (decrease) in cash and cash equivalents	(391,239)	(3,043,518)	15,475	96,598

Cash and cash equivalents, beginning of period	854,327	3,765,512	447,613	625,396

Cash and cash equivalents, end of period	$463,088	$721,994	$463,088	$721,994

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

1.

Basis of Presentation

The Company’s interim consolidated financial statements include the accounts of Minco Mining & Metals Inc. (“Minco Mining”), its wholly-owned China subsidiary Minco Mining (China) Corporation (“Minco China”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation, its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation, its 58% owned subsidiary Minco Silver Corporation, its 80% owned joint venture company Gansu Keyin Mining Co. Ltd., its 75% owned joint venture company Inner Mongolia Damo Mining Co. Ltd., its 75% owned joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd., its 51% owned joint venture company Guangdong Minco-Jinli Mining Co. Ltd., and its 70% owned joint venture company Guangdong Minco-Nanling Mining Co. Ltd. The Company has not recorded minority interests in the joint venture companies as their ownership percentages represent only the profit sharing and working interests. All material inter-company accounts and transactions have been eliminated.

These interim consolidated financial statements have been prepared using the same accounting policies and methods of their application as were used in the preparation of the most recent annual consolidated financial statements of the Company.  These interim consolidated financial statements do not include all disclosures normally provided in the annual consolidated financial statements and should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2004 filed on SEDAR April 1, 2005.  In management's opinion, all adjustments necessary for fair presentation have been included in these interim consolidated financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

2.

Change in Accounting Policies

Effective January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants Handbook section on Stock-based compensation and other stock-based payments.  Under this Handbook section, the Company is required to expense, over the vesting period, the fair value of the options at the date of grant.  As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted on or after January 1, 2003.  As a result, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $154,300 relating to options granted since January 1, 2003.  The Company recorded $505,932 in the year ended December 31, 2004 and $296,249 in the nine months ended September 30, 2005 as stock-based compensation and credited these amounts to contributed surplus. Prior to January 1, 2004, no compensation expense was recognized when options were issued to employees or directors but pro-forma information was provided showing the effect on net loss and loss per share if the Company had applied the fair value-based method.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests

All costs related to exploration and development are expensed when incurred until such time as reserves are probable or proven and the mineral deposit is commercially mineable.

Mineral interest acquisition costs are capitalized.  Capitalized acquisition costs are expensed if it is determined that the mineral property has no future economic value. The costs incurred on the Company’s mineral properties, which are all located in China, are as follows:

	Cumulative Costs Incurred to December 31, 2004	Costs Incurred January 1 to September 30, 2005	Cumulative Costs Incurred to September 30, 2005
Currently active properties:
Gansu
- White Silver Mountain	$1,397,589	$25,357	$1,422,946
- Yangshan (Anba)	154,046	15,910	169,956
- West Extension of Yangshan	213,797	193,749	407,546
- Longnan	-	11,697	11,697
Inner Mongolia
- Gobi Gold	1,472,158	12,929	1,485,087
- BYC	54,783	72,609	127,392
Guangdong
- Changkeng	380,800	73,785	454,585
- Fuwan	86,938	436,804	523,742
	3,760,111	842,840	4,602,951
Inactive properties:
- Heavenly Mountains	100	-	100
- Emperor’s Delight	100	-	100
- Crystal Valley	100	-	100
- Stone Lake	100	-	100
- Changba Lijiagou Lead-Zinc Deposit	100	-	100
- Chapuzi	100	-	100
	600	-	600

Total	3,760,711	842,840	4,603,551
Exploration cost recoveries	(165,536)	(36,000)	(201,536)
Expensed exploration costs	(3,595,075)	(587,246)	(4,182,321)
	$100	$219,594	$219,694

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests (continued)

(a)

In September 2005, Minco China paid RMB 1.5 million ($219,594) to No. 757 Geo-Exploration Team for the three silver licenses, adjacent to the Fuwan licence, acquired on April 7, 2005 on behalf Minco Silver (also see Note 11(c)).

(i)

Guanhuatang property (Permit No. 0100000510045 expiring April 7, 2008);

(ii)

Luoke-Jilinggang property (Permit No. 0100000510046 expiring April 7, 2008); and

(iii)

Guyegang-Sanyatang property (Permit No. 0100000510047 expiring April 7, 2008).

(b)

Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 in May 2005 and 50,000 common shares at $0.30 per share for $15,000 in September 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue ($158,000) has been recorded as an exploration cost recovery.

The direct costs and management fees occurred on the BYC project in the period ended September 30, 2005 totalled $153,582, of which $80,973 was received from New Cantech. In addition, New Cantech paid $60,000 in September 2005, as drilling program prepayment.

In October 2005, the Company remitted $102,700, on behalf of New Cantech, to the JV Huayu-Minco for BYC exploration program.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

4.

Equipment

	September 30, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$128,236	$89,624	$38,612
Leasehold improvements	39,877	29,745	10,132
Mining equipment	208,556	185,989	22,567
Motor vehicles	175,262	75,722	99,540
Office equipment and furniture	114,146	85,175	28,971
	$666,077	$466,255	$199,822

	December 31, 2004
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$115,126	$83,280	$31,846
Leasehold improvements	31,424	28,536	2,888
Mining equipment	208,081	180,548	27,533
Motor vehicles	175,262	67,728	107,534
Office equipment and furniture	108,433	81,865	26,568
	$638,326	$441,957	$196,369

5.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Minco Silver Corporation based on the amount of their investment (see Note 6e) adjusted for income or losses from operations since the date of their investment. The non-controlling interest increased from 30% to 42% following the issuance of special warrants in May 2005 (Note 6(e)).

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2003	27,614,029	$ 19,201,871
Shares issued for the conversion of convertible debenture and accrued interest	1,461,750	-
Stock options exercised ranging from $0.20 to $0.55 per share, including $35,703 contributed surplus attributed to stock-based compensation recognized	718,333	285,173
Share purchase warrants exercised at $0.40 per share	1,490,857	596,343
Private placement at $1.40 per share less $546,000 for share issuance costs	3,571,428	4,454,000
Share purchase warrants exercised at $0.60 to $1.70 per share	187,500	263,750
Balance, December 31, 2004	35,043,897	24,801,137
Stock options exercised ranging from $0.20 to $0.55 per share, including $120,998 contributed surplus attributed to stock-based compensation	486,367	304,221
Share purchase warrants exercised at $0.60 per share	281,428	168,857
Private placement at $1.15 per share less $222,400 for share issuance costs ($172,500 cash and $50,000 fair value compensation of 250,000 finder warrants)	2,500,000	2,652,500
Balance, September 30, 2005	38,311,692	$ 27,926,715

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

In 2003, Minco Mining completed a $580,000 convertible debenture financing. The debenture accrued interest at 10% per year and matured in five years. The debenture was convertible into 1,451,500 common shares at $0.40 per share and the interest into 10,250 common shares at $1.80 per share. In January 2004, the debenture and accrued interest were converted to 1,461,750 common shares.

In October, 2004, Minco Mining completed a non-brokered private placement of 3,571,428 units priced at $1.40 per unit with each unit consisting of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable by the holder at any time for a period of twenty four months from the date of closing to acquire one common share at a price of $1.70. Minco Mining applied the residual approach and allocated the total proceeds of $5 million to the common shares and $nil to warrants. Minco Mining issued 250,000 broker options exercisable at $1.40 per share in connection with this offering.

On July 22 2005, Minco Mining completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of Minco Mining’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date Minco Mining provides written notice to the holder of the warrants of such early expiry.

This offering raised proceeds of $2,875,000. Minco Mining paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants with a fair value of $50,000 under the same terms and conditions of share purchase warrants. The proceeds from the financing are for Minco Mining’s exploration and development activities and for general working capital.

As at September 30, 2005, 1,518,058 (December 31, 2004 – 2,991,322) of the shares issued were held in escrow.

(b)

Share Purchase Warrants and Broker Options

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2003	4,229,700	$ 1.26	-	$ -
Issued	1,785,714	1.70	250,000	1.40
Exercised	(1,678,357)	0.68	-	-
Expired	(262,419)	1.80	-	-
Outstanding at December 31, 2004	4,074,638	1.64	250,000	1.40
Issued	2,750,000	1.50	-	-
Exercised	(281,428)	0.60	-	-
Expired	(270,572)	0.60	-	-
Outstanding at September 30, 2005	6,272,638	$ 1.75	250,000	$ 1.40

Share purchase warrants and broker options outstanding as at September 30, 2005:

Number of Warrants	Exercise Price	Expiry Date

1,874,424	$2.15	December 8, 2005
1,648,214	$1.70	October 14, 2006
2,750,000	$1.50	July 21, 2006
	$2.00	July 21, 2007
6,272,638

Broker Options	Exercise Price	Expiry Date

250,000	$1.40	April 14, 2006

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2003	$ 179,528
Cumulative effect of a change in accounting policy on stock-based compensation (Note 2)	154,300
2004 stock-based compensation	505,932
Transfer to share capital on exercise of stock options	(35,703)
Balance at December 31, 2004	804,057
2005 stock-based compensation	296,249
Transfer to share capital on exercise of stock options	(120,998)
Fair value compensation of 250,000 finder warrants issued with July 2005 private placement	50,000
Fair value compensation of Minco Silver broker option to purchase 187,600 common shares	73,498
Balance at September 30, 2005	$1,102,806

The Company expenses stock options over their vesting period. Stock options typically vest in increments of one-third per year and have a maximum term of five years.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(d)

Stock Options

The Company may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of common shares reserved for issuance is 5,979,226 common shares.  A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2003	3,319,000	$ 0.53
Granted	1,010,000	$ 1.64
Exercised	(718,333)	$ 0.35
Expired / cancelled / forfeited	(126,667)	$ 0.74
Options outstanding at December 31, 2004	3,484,000	$ 0.88
Granted	667,500	$ 1.20
Exercised	(486,367)	$ 0.38
Expired / cancelled / forfeited	(293,333)	$ 1.58
Options outstanding at September 30, 2005	3,371,800	$ 0.96

The weighted average fair value of options granted during the period ended September 30, 2005 was $0.53.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $0.60	1,574,300	0.86	$0.42	1,560,966	$0.41
$0.61 - $1.20	587,500	2.85	$1.01	200,000	$0.83
$1.21 - $2.00	1,210,000	2.20	$1.63	306,666	$1.93
	3,371,800	1.69	$0.96	2,067,632	$0.68

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(e)

Minco Silver Special Warrants

In November 2004, Minco Silver issued 6,000,000 special warrants at $0.50 each for gross proceeds of $3,000,000. Each special warrant entitles the holder without payment of any additional consideration to receive one common share of Minco Silver upon completion of a prospectus qualifying the special warrants,

On May 10, 2005, Minco Silver issued 4,276,000 special warrants at $1.25 each for gross proceeds of $5,345,000. Of this amount, $2,345,000 was raised on a brokered basis and $3,000,000 was raised by Minco Silver on a non-brokered basis. Each special warrant entitles the holder to be issued one common share of Minco Silver during the period ending the earlier of (i) May 9, 2006; and (ii) the fifth day after a receipt is issued for the prospectus qualifying the conversion of the special warrants. If Minco Silver fails to obtain receipt for the prospectus by November 9, 2005, the holder of each special warrant will be entitled to receive 1.2 shares. Minco Silver paid cash commission of $187,600 for the funds raised on the brokered portion of the placement plus an underwriting fee of $15,000.

In connection with this offering, Minco Silver issued options to its broker entitling the holder to receive share purchase warrants allowing the broker to purchase up to 187,600 common shares for a term of eighteen months following the closing of the initial public offering under the prospectus, exercisable at a price of $1.25 per common share during the first twelve months of the term and a price of $1.50 per common share during the last six months of the term.

When the special warrants are converted to common shares, Minco Silver will have 24,276,000 common shares issued and outstanding and the Minco Mining’s ownership interest in Minco Silver will be approximately 58%. The net proceeds from the offerings will be used to fund exploration and development activities on the Fuwan Silver property, acquisition of further silver dominant mineral properties in China and for general corporate purposes. The proceeds from the special warrant offerings have been consolidated in the Company’s financial statements.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

7.

      Related Party Transactions

(a)

The Company paid or accrued the following amounts to its directors or corporations controlled by its directors:

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

Exploration costs	$ 20,455	$ 26,750	$ 81,540	$ 86,820
Management fees	5,330	6,660	11,925	9,608
Property investigation	11,825	6,490	25,995	18,372
Investor relations	3,890	-	7,640	-
Director’s fees	-	-	1,875	-
	$ 41,500	$ 39,900	$ 128,975	$ 114,800

(b)

Accounts payable of nil (December 31, 2004 - $14,017) are due to a director of the Company.

(c)

    Receivables of $208,008 (December 31, 2004 - $202,550) are due from three companies related by a common director. $8,123 was subsequently received in October 2005.

8.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets and loss before non-controlling interest is as follows:

	September 30, 2005	December 31, 2004
Assets
Canada	$ 17,017,691	$ 9,781,271
China	2,201,498	3,244,420
	189

	Nine Months Ended September 30
	2005	2004
Loss Before Non-Controlling Interest

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

Canada	$ (1,782,882)	$ (1,833,642)
China	(506,471)	(389,951)
	(2,289,353)	(2,223,593)

9.

Commitments

(a)

The Company has commitments in respect of office leases requiring minimum payments of $371,680, as follows:

2005	94,276
2006	207,537
2007	69,867
680

Minco Mining has entered into sub-lease agreements for a portion of its leased premises.

(b)

The Company is committed to payments of up to $2,534,000 in respect of mineral property development and, on the issuance of exploration permits and other contingent events, committed to further investments and expenditures of $12,688,000.

(c)

The Teck-Cominco Agreements

In 1996, Minco Mining entered into agreements with Teck Cominco Limited and its predecessor companies (the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Teck Cominco Limited has an ongoing right of first offer on the disposition of Minco Mining’s interests until April 2007.

10.

Financial Instruments

Fair value - The fair value of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these financial instruments. The fair value of temporary investments is equivalent to market value, although temporary investments are carried at the lower of cost or market value.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company is exposed to interest rate risk on its short-term investments, but this risk relates only to investments held to fund future activities and does not affect the Company’s current operating activities.

10.

Financial Instruments (continued)

Credit risk - The Company generally places its temporary investment funds into government and bank debt securities and is subject to minimal credit risk with regard to temporary investments.  The Company has few debts and so is subject to minimal credit risk on borrowings. The Company is owed 1,500,000 RMB (approximately $220,000) by a joint venture. While there is credit risk associated with this receivable, management believes that collection is very likely.

11.

Reconciliation of Canadian and United States Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). These consolidated financial statements also conform, in all material respects, with generally accepted accounting principles in the United States of America (“United States GAAP”) with respect to recognition, measurement and presentation except as described and quantified below.

Reconciliation of consolidated balance sheet items:

	September 30, 2005	December 31, 2004
Mineral interests (Canadian GAAP)	$ 219,694	$ 100
Exploration property acquisition costs in the period, expensed as incurred	(219,594)	-

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

Nominal carrying value of prior periods written off	(100)	(100)
Mineral interests (US GAAP)	$ -	$ -
Securities available for sale (Canadian GAAP)	$ 17,649,204	$ 11,725,413
Unrealized gains	508,850	30,538
Securities available for sale (US GAAP)	$ 18,159,694	$ 11,755,951
Total assets (US GAAP)	$ 19,508,345	$ 13,056,129
Non-controlling interest (Canadian GAAP)	$ 7,768,198	$ 2,987,324
Non-controlling interest in exploration property acquisition costs in the period, expensed as incurred	(92,954)	-
Non-controlling interest (US GAAP)	$ 7,675,244	$ 2,987,324
Total assets (US GAAP)	$ 19,508,345	$ 13,056,129
Shareholders’ equity (US GAAP)	$ 9,752,062	$9,752,651

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

11.

Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

Reconciliation of consolidated statement of operations items:

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Exploration costs (Canadian GAAP)	$ 234,777	$ 111,483	$ 587,246	$ 613,103
Exploration properties acquisition costs expensed as incurred	219,594	-	219,594	-
Exploration costs (US GAAP)	$ 454,371	$ 111,483	$ 806,840	$ 613,103
Non-controlling interest (Canadian GAAP)	$ 139,058	$ -	$ 206,919	$ -
Minority interest in exploration properties acquisition costs expensed as incurred	92,954	-	92,954	-
Non-controlling interest (US GAAP)	$ 232,012	$ -	$ 299,873	$ -
Fair value of escrow shares released (US GAAP)	$ 1,694,254	$ -	$ 1,694,254	$ -
Loss for the period (US GAAP)	$ (2,573,112)	$ (690,252)	$ (3,903,328)	$ (2,223,593)
Loss per share (US GAAP)	$ (0.08)	$ (0.03)	$ (0.12)	$ (0.08)
Weighted average number of common shares outstanding - basic and diluted (US GAAP)	33,711,974	27,348,829	32,930,099	27,068,608

In accordance with Canadian GAAP, the Company recognized an expense in respect of the fair value of stock options granted to employees and directors. This treatment is permitted, but not mandatory, under US GAAP.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

11.

Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

Marketable Securities

All of the Company’s temporary investments are classified as available-for-sale securities under US GAAP.  Available-for-sale securities are recorded at market value.  Unrealized holding gains and losses on available-for-sale securities are excluded from income and charged to accumulated other comprehensive income as a separate component of shareholders’ equity until realized.

Escrow Shares

Pursuant to an escrow share agreement, 4,880,000 escrow shares were escrowed to be released, upon application, on the basis of one escrow share for every $1.81 expended on exploration and development of a resource property, including expenditures on mining equipment, but excluding expenditures on Chapuzi and Savoyardinskii properties.  The Company released 1,888,678 shares from escrow prior to December 31, 2003.  As at September 30, 2005, there were 1,518,058 (December 31, 2004: 2,991,322) such escrow shares outstanding.

US GAAP requires that the fair value of the shares at the time they are released from escrow should be recognized and charged to income. The Company released 1,473,264 common shares from escrow in the nine months ended September 30, 2005 (2004 – nil).

As escrow shares are contingently cancellable, they are excluded from the calculation of the weighted average number of shares for purpose of loss per share under US GAAP.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

12.

Subsequent Events

(a)

Subsequent to September 30, Minco Mining issued 90,000 common shares at the range of $0.55 to $0.83 per share for the amount of $63,500 pursuant to the exercise of stock options.

(b)

In October 2005, Minco Silver paid 3,031,000 RMB (approximately $446,000) to Minco China, representing Minco Silver’s 70% share of the first payment of the Fuwan exploration permit.

(c)

In October 2005, Minco Silver repaid Minco China for the RMB 1.5 million (or $219,594) that Minco China paid on behalf of Minco Silver in September 2005 for the three silver licenses acquired on April 7, 2005.

(d)

Further to Minco Mining's annual general and special meeting held on June 27, 2005, Minco Mining’s shareholders approved a resolution to amend the terms of the escrow agreement between Minco Mining, Pacific Canada Resources Inc. and Montreal Trust Company of Canada dated February 19, 1996, such that the escrow release is now based on an automatic timed release over a period of eighteen months. Commencing on December 31, 2005, 1,518,058 common shares, currently held in escrow by Computershare Investor Services Inc., will be released in four tranches, one tranche every six months. Each of the first three tranches will be 379,514 common shares and the remaining tranche will be 379,516 common shares.

(e)

On October 17, 2005, Minco Silver, Computershare Trust Company of Canada (“Escrow Agent”) and the principals of the Minco Silver (“Principals”) signed an Escrow Agreement. Pursuant to the Escrow Agreement, the Principals agreed to deposit an aggregate of 19,190,000 common shares in escrow (“Escrowed Securities”) with the Escrow Agent.  The Escrow Agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of Minco Silver’s common shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date.

(f)

On November 8, 2005, a prospectus filed by Minco Silver with the British Columbia Securities Commission, Alberta Securities Commission and Ontario Securities Commission was receipted. The prospectus was in respect of an initial public offering by Minco Silver of a minimum of 400,000 of its common shares for gross proceeds of $500,000 and the qualification for distribution of 10,276,000 common shares of Minco Silver.

13.

       Comparative Figures

Certain 2004 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2005.